MC-365822

Certificate of Incorporation on Change of Name

I DO HEREBY CERTIFY that

Falcon Acquisition Corp.

having by Special resolution dated 6th day of April Two Thousand Twenty-One changed its name, is now incorporated under name of

Falcon Peak Acquisition Corp.

Given under my hand and Seal at George Town in the
Island of Grand Cayman this 7th day of April
Two Thousand Twenty-One

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

An Authorised Officer,
Registry of Companies,
Cayman Islands.

Authorisation Code : 906662573045
www.verify.gov.ky
08 April 2021